EXHIBIT 3(ii)
                                        BYLAWS OF GWL&A FINANCIAL INC.


                                        BYLAWS OF GWL&A Financial Inc.


                                                   ARTICLE I
                                            MEETING OF STOCKHOLDERS


SECTION 1. The Annual Meeting of Stockholders shall be held on such date during April, May June or July of each year, at such time, on such date and at such place within or without the State of Delaware as the Board of Directors may determine from time to time.

SECTION 2. Special Meetings of Stockholders may be called by the Chairman or a majority of the Board of Directors at any time upon written notice given pursuant to law (which notice may be waived in accordance with law).

SECTION 3. At all meetings of the Stockholders, the presence, in person or by proxy, of the holders of record of a majority of all shares entitle to vote thereat shall be necessary and sufficient to constitute a quorum, except as otherwise provided by law.

                                                  ARTICLE II
                                              BOARD OF DIRECTORS

SECTION 1. Until changed by the Board of Directors pursuant hereto, the number of directors shall be 15, and at least 1/3 of total directors shall constitute a quorum. The number of directors may be changed by the Board of Directors from time to time to such number, not less than one (1) nor more than twenty-five
(25), as the Board may determine.

SECTION 2. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by a sole remaining director. Directors may be elected by the Board of Directors to serve until the next annual meeting of the Shareholders.

SECTION 3. The Board of Directors may, by resolution adopted by a majority of the entire Board, appoint from among its members an Executive Committee and form one or more other committees, each of which shall, to the extent permitted by law, have and exercise such authority of the Board of Directors as the Board of Directors shall by resolution determine.

SECTION 4. Regular meetings of the Board of Directors shall be held without notice at such time and place (within or without the State of Delaware) as the Board of Directors may from time to time determine. Special Meetings of the Board of Directors may be called at any time by the Chairman, the President or a majority of the Board of Directors upon notice given at least 24 hours prior to the time of such meeting personally or by mail, telegram, cable, telex, telecopy or telephone (which notice may be waived in accordance with law). Special meetings of the Board of Directors shall be held at such time and place (within or without the State of Delaware), and in such manner (including, without limitation, by conference call as permitted by law), as shall be stated in the notice thereof (which notice may be waived in accordance with law).


                                                  ARTICLE III
                                                   OFFICERS

The Officers of the corporation shall be elected by the Board of Directors and shall consist of such officers as the Board of Directors may from time to time elect. Any number of offices may be held by the same person. Such officers shall have such authority and perform such duties as normally pertain to their offices and as may from time to time be determined by the Board of Directors.

                                                  ARTICLE IV
                                                INDEMNIFICATION


SECTION 1. In this Article, the following terms shall have the following meanings:

(a) "expenses" means reasonable expenses incurred in a proceeding, including expenses of investigation and preparation, expenses in connection with an appearance as a witness, and fees and disbursement of counsel, accountants or other experts;

(b) "liability" means an obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty or fine;

(c) "party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

(d) "proceeding" means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

SECTION 2. Subject to applicable law, if any person who is or was a director, officer or employee of the corporation is made a party to a proceeding because the person is or was a director, officer or employee of the corporation, the corporation shall indemnify the person, or the estate or personal representative of the person, from and against all liability and expenses incurred by the person in the proceeding (and advance to the person expenses incurred in the proceeding) if, with respect to the matter(s) giving rise to the proceeding:

(a) the person conducted himself or herself in good faith; and

(b) the person reasonably believed that his or her conduct was in the corporation's best interests; and

(c) in the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful; and

(d) if the person is or was an employee of the corporation, the person acted in the ordinary course of the person's employment with the corporation.

SECTION 3. Subject to applicable law, if any person who is or was serving as a director, officer or employee of another company or entity at the request of the corporation is made a party to a proceeding because the person is or was serving as a director, officer or employee of the other company or entity, the corporation shall indemnify the person, or the estate or personal representative of the person, from and against all liability and expenses incurred by the person in the proceeding (and advance to the person expenses incurred in the proceeding) if:

(a) the person is or was appointed to serve at the request of the corporation as a director, officer or employee of the other company or entity in accordance with Indemnification Procedures approved by the Board of Directors of the corporation; and

(b) with respect to the matter(s) giving rise to the proceeding:

(i) the person conducted himself or herself in good faith; and

(ii) the person reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and

(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful; and

(iv) if the person is or was an employee of the other company or entity, the person acted in the ordinary course of the person's employment with the other company or entity.


                                                   ARTICLE V
                                           MISCELLANEOUS PROVISIONS

SECTION 1. The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of its creation and the words "Corporate Seal Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, engraved, printed, drawn or otherwise reproduced.

SECTION 2. The fiscal year of the Corporation shall be determined from time to time by the Board of Directors.


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